January 16, 1998


Mr. Willard Pease, Jr., President
Pease Oil and Gas Company
751 Horizon Court, Suite 203
P.O. Box 60219
Grand Junction, CO 81506-8758

         Re:      Letter Agreement
                  3D Seismic Survey Participation and
                  Amendment of Agreement dated February 4, 1997

Dear Mr. Pease:

         Pursuant to our discussions, this Letter Agreement shall act to express the mutual understanding and agreement by and between National Energy Group, Inc. ("NEG") and Pease Oil and Gas Company ("Pease") with respect to participation in that certain 3D seismic survey currently being conducted by NEG over an approximate 54 square mile area located in Iberville Parish, Louisiana (the "3D Survey") as more particularly described on Exhibit "A", attached hereto and incorporated herein, and subject to the terms and conditions hereof.

         WHEREAS, NEG and Pease are parties to that certain Letter Agreement dated February 4, 1997 pertaining to Pease's participation in certain Prospects of NEG (the "February 4, 1997 Agreement") incorporated by reference herein; and

         WHEREAS, NEG is a party to that certain agreement dated July 22, 1997 by and between NEG and Sullivan and Company 3D Program I, L.L.C. ("Sullivan") pertaining to the 3D Survey and certain obligations to Sullivan in connection therewith (the "Sullivan Agreement"), incorporated by reference herein as Exhibit "A-1"; and

         WHEREAS, NEG and Acadian Geophysical Services, Inc. are parties to that certain Geophysical Services Agreement dated October 10, 1997 providing for various services and a 3D seismic data survey within the 3D Survey Area (the "Geophysical Services Agreement"), incorporated by reference herein as Exhibit "A-2"; and

         WHEREAS, NEG and Pease desire to amend certain aspects of the February 4, 1997 Agreement as more particularly described below, provide for Pease's participation in the 3D Survey and create an area of mutual interest within the area encompassed by the 3D Survey (the "3D Survey Area").

         NOW THEREFORE, in consideration of the mutual covenants and agreements herein contained and good and valuable consideration, the sufficiency of which is hereby acknowledged, the parties agree as follows:

1. Participation. NEG and Pease agree that Pease shall (i) have the right and the obligation to participate in the 3D Survey with NEG as the Operator,
     (ii) increase its participation and obligation from 1/8th interest to 3/16ths interest with respect to the NW Bayou Sorrel and Berry Bayou Prospects described in the February 4, 1997 Agreement, and (iii) purchase a 14.0625% interest in any leases acquired from Panaco, Inc. by agreement dated November 11, 1996 (the "Panaco Acquisition") only as to depths below the L4 Sand, the base of which is defined as occurring at a measured log depth of 11.340 feet in the NEG Schwing #1 well located in 2-T10S-R11E, Iberville Parish, Louisiana (the "L4 Sand"); provided Pease:

         1.1 shall, upon execution and delivery of this Letter Agreement, pay an amount equal to $1,228,510.00, as more particularly described on Schedule 1 hereto;

         1.2 shall pay, within fifteen (15) days of receipt of an invoice from NEG, 14.0625% of all costs relating to the 3D Survey incurred by NEG after December 31, 1997;

         1.3 shall ratify and agree to be bound by the terms and conditions of the Sullivan Agreement and accept liabilities for its 14.0625% proportionate share thereof;

         1.4 shall ratify and agree to be bound by all permits, leases and/or other agreements now existing or hereafter acquired by NEG relating to the 3D Survey and accept liability for its 14.0625% proportionate share thereof;

         1.5 shall ratify and agree to be bound by the terms and conditions of the Geophysical Services Agreement and accept liabilities for its 14.0625% proportionate share thereof;

         1.6 shall ratify and agree to be bound by the terms and conditions of any agreement and/or amendments to the existing Agreement between NEG and Sandefer Oil & Gas Inc. ("SOG") dated January 1, 1996 (the "SOG Agreement") and the Consulting Agreement between SOG and Potosky Oil & Gas Inc. and Atocha Exploration, Inc. dated January 1, 1996, each of which are incorporated by reference herein, which may relate to the 3D Survey and/or the 3D Survey Area; provided that NEG shall bear the burden of the SOG Deferred Leasehold Interest described in Paragraph 17 of the SOG Agreement;

         1.7 shall enter into a Joint Operating Agreement ("JOA") on all leases owned and Prospects developed within the 3D Survey Area, it being understood and agreed that such JOA shall be in the form of JOA attached hereto as Exhibit "B"; and

          1.8 shall agree to amend the February 4, 1997 Agreement in accordance with the terms and conditions hereof.

2. Interest. Subject to the conditions described in Paragraph 1 above, Pease shall earn and become entitled to receive from NEG an interest in any Prospect developed within the 3D Survey Area on a promoted basis as follows:

         2.1 The February 4, 1997 Agreement shall be, and hereby is amended to provide that Pease's interest in the NW Bayou Sorrel Prospect, Berry Bayou Prospect, and any other Prospect developed within the 3D Survey Area (save and except (i) that portion of the Louisiana State Lease #2102 which is or may be located in the producing units of the Schwing #1, Schwing #2 and Schwing #3 wells in Iberville Parish, Louisiana, (ii) any existing units or wells drilled within the 3D Survey Area acquired from Panaco, Inc. pursuant to the Panaco Acquisition and all rights above the L4 Sand in such existing units, and
                  (iii) any Prospect within the existing East Bayou Sorrel Area of Mutual Interest, other than those Prospects at depths below the L4 Sand included in the Panaco Acquisition and fall within such East Bayou Sorrel Area of Mutual Interest) shall be increased to include a participation interest equal to 14.0625% for such Prospects; provided that Pease shall be obligated to pay to NEG 18.75% of costs to casing point for the initial well in each Prospect, 18.75% of the Prospect fee for each Prospect and 18.75% of all land costs incurred prior to December 31, 1997. All land costs for each such Prospect incurred after December 31, 1997 and not otherwise provided for herein or in the February 4, 1997 Agreement shall be billed to Pease at its participation interest percentage of 14.0625%, and NEG and Pease agree that Pease shall forfeit all right to participate in any lease acquired within the 3D Survey Area after December 31, 1997 for which it has not made full payment to NEG within fifteen (15) business days of receipt of an invoice from NEG pertaining to such lease acquisition costs; provided, however, that Pease shall not be subject to such forfeiture unless Pease shall have received from NEG within 48 hours of such forfeiture a "final notice" that NEG is not in receipt of payment of such land costs. NEG agrees that it shall assign to Pease its full interest in leases already acquired and shall furnish copies of all 3D Survey Area lease acquisitions and any lease purchase reports described herein on or before April 1, 1998; and

         2.2 Pease shall acquire 14.0625% of NEG's ownership interest in and Pease shall be given copies of any data collected, processed and delivered to NEG relating to the 3D Survey (the "Data") pursuant to the Geophysical Services Agreement within seven (7) days of receipt of such Data by NEG; provided that Pease shall be prohibited from selling, licensing or in any manner disseminating the Data to any third parties which are not a party to this Letter Agreement for a period of five (5) years from the date of execution hereof without the express written consent of NEG; provided further, in the event either party hereto shall sell or license any of the Data to any such third party, the other party hereto shall be entitled to its proportionate share of any proceeds derived therefrom. NEG shall use its best efforts to maintain the Data in a reasonably prudent manner.

3. Acknowledgement. Each of NEG and Pease hereby acknowledges and agree that (i) the February 4, 1997 Agreement shall be, and hereby is amended with, and only with, respect to the subject matter hereof pertaining to Pease's participation in the 3D Survey and any Prospects generated therefrom described in Paragraph 2 hereof, (ii) nothing contained herein shall act or be construed to increase the participation interest of Pease in any Prospect described in the February 4, 1997 Agreement (other than as provided in Paragraph 2 hereof) without the express written agreement of the parties hereto, and (iii) all other provisions of the February 4, 1997 Agreement shall remain in full force and effect in accordance with its terms.

4. Term. The term of this Letter Agreement shall be for a period of five (5) years from the date of execution hereof.

5. CHOICE OF LAW. THIS LETTER AGREEMENT, THE LEGAL RELATIONSHIP OF THE PARTIES AND ALL RIGHTS AND OBLIGATIONS HEREUNDER SHALL BE GOVERNED BY AND INTERPRETED, CONSTRUED, APPLIED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS, WITHOUT REFERENCE TO THE LAWS OF ANY OTHER JURISDICTION.

6. Mediation/Arbitration. In the event of a dispute between the parties to this Letter Agreement, the parties agree not to seek any relief nor file any action in a court of law or equity, but shall participate in good faith negotiations in mediation in Dallas, Texas with a mediator experienced in oil and gas transactions certified by the American Arbitration Association or comparable organization, the costs of such mediator to be borne equally by each of the parties. In the event a resolution is not agreed, the parties further agree to participate in binding arbitration in Dallas, Texas with arbitrator(s) experienced in oil and gas transactions pursuant to the rules of the American Arbitration Association or similar organization, the costs of which may be awarded to the prevailing party together with a binding and nonappealable judgment on the award which may be entered in any court having competent jurisdiction.

7. Notices. Any notice required hereunder shall be in writing; delivered to or sent by U.S. Mail, postage pre-paid, or nationally recognized commercial carrier service, postage or delivery charges pre-paid, or by telecopy with a copy delivered to the U.S. Mail, postage pre-paid, addressed as follows (or such other address as may be specified by five
         (5) days prior written notice to the other party hereto):

         NEG:                                     PEASE:

         National Energy Group, Inc.              Pease Oil and Gas Company
         4925 Greenville Avenue                   751 Horizon Court, Suite 203
         Suite 1400                                           P.O. Box 60219
         Dallas, Texas 75206-4095                 Grand Junction, Colorado 81506
         Attn:    Mr. William T. Jones            Attn: Mr. Willard Pease, Jr.
                  Sr Vice President-Operations              President
         Phone: (214) 692-9211                    Phone:  (970) 245-5917
         Fax:   (214) 692-9310                    Fax:    (970) 243-8840

8. Assignment. This Letter Agreement shall inure to the benefit of and be binding upon NEG and Pease and their respective successors and assigns.

9. Completeness. This Letter Agreement supersedes all prior written or oral agreements and understandings between the parties and constitutes the complete agreement between the parties with respect to the subject matter hereof. This Letter Agreement cannot be modified or amended except by written instrument duly executed by NEG and Pease.

         If the foregoing expresses our mutual understanding and agreement, please so indicate by executing in the appropriate space below and returning one
(1) fully executed copy to the undersigned.

                                        Sincerely,


                                        William T. Jones
                                        Senior Vice President - Operations
PDD:mjg

ACCEPTED AND AGREED this
______ day of January, 1998.

Pease Oil and Gas Company

---------------------------------
By:   Willard H. Pease, Jr.
Title: President and CEO

C:\MJG\LETTERS\WillardPease,Jr.-011698